UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 6, 2007
Date of Report (Date of earliest event reported)
Unica Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51461 (Commission File No.)	04-3174345 (IRS Employer Identification No.)
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451-1379
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (781) 839-8000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 6, 2007, Ms. Carla Hendra was elected a director of the Company at its annual meeting of stockholders, replacing John Landry, who did not seek re-election to the board of directors at the Company’s 2007 Annual Meeting of Stockholders. On the same day the Board accepted the resignation of Mr. Michael Balmuth who resigned as a director of the Company, effective immediately.
Ms. Hendra will serve as a member of the Nominating and Corporate Governance Committee of the Board of Directors of the Company. She will receive a monthly fee of $1,250 for her service on the Board and an additional monthly fee of $250 for serving as a member of the Nominating and Corporate Governance Committee. All fees are payable quarterly in arrears. In addition, Ms. Hendra will receive an option to purchase 15,000 shares of common stock under the Company’s 2005 Stock Incentive Plan at the exercise price equal to the fair market value of the common stock at the time of the grant or $11.40. The options are fully exercisable as of the next annual meeting of shareholders.
On March 6, 2007, the Company also appointed Kevin Thimble as Vice President, Corporate Controller, effective as of January 31, 2007, Chief Accounting Officer of the Company, effective March 6, 2007. From September 2005 to January 2007, Mr. Thimble was Corporate Controller at Aspen Aerogels, Inc., a developer and manufacturer of thermal insulation materials within the nanotechnology sector for a wide range of commercial and government applications. From March 1999 to September 2005, Mr. Thimble was Vice President and Corporate Controller of SeaChange International, Inc., a manufacturer and distributor of digital video servers for the television and broadcast industries. Mr. Thimble, age 44, received a Bachelor of Arts degree in accounting from the College of the Holy Cross.
The Company and Mr. Thimble entered into a letter agreement on December 28, 2006 (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Thimble’s base salary is $180,000 per year. Mr. Thimble is also eligible to receive incentive compensation under the Company’s Bonus Plan for Fiscal Year 2007, with a bonus target for fiscal year 2007 of $40,000, prorated based on his start date. The bonus is based on a combination of the Company’s achievement of its financial goals and the successful achievement of individual objectives. In addition, subject to the Board of Director’s approval, Mr. Thimble will be granted an option, under the Company’s 2005 Stock Incentive Plan to purchase 30,000 shares of the Company’s common stock at the fair market value on the grant date which will vest quarterly over a four year period, and 20,000 restricted stock units which will vest ratably over a four year period.
There are no family relationships with Mr. Thimble and any of our other directors and officers. Mr. Thimble does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be party, nor has Mr. Thimble had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year.
In connection with Mr. Balmuth’s resignation, the Board approved a reduction in the number of its directors from eight to seven. Additionally, in order to realign the number of directors in each class to be as equal as possible after giving effect to Mr. Balmuth’s resignation, the Board reclassified Bruce Evans from a Class III director to a Class I director, with his consent. The terms of Class III directors and Class I directors expire at the annual meetings of stockholders to be held in 2008 and 2009, respectively.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

UNICA CORPORATION
March 7, 2007	By:	/s/ Jonathan D. Salon
Jonathan D. Salon
Vice President, General Counsel and Secretary

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